EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer (310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS EARNINGS

FOR THE THIRD QUARTER ENDED OCTOBER 2, 2004

LOS ANGELES, California (November 8, 2004) – Ducommun Incorporated (NYSE: DCO) today reported results for its third quarter and nine-month period ended October 2, 2004.

Sales for the third quarter of 2004 were $51.8 million, compared to $56.4 million for the third quarter of 2003. Net income for the third quarter of 2004 was $2.8 million, or $0.27 per diluted share, compared to net income of $4.0 million, or $0.40 per diluted share, for the comparable period last year.

The decrease in sales in the third quarter of 2004, from the same period last year, was due to a reduction in the Company’s military deliveries (the Apache helicopter and various military electronics upgrade programs in particular), partially offset by an increase in the Company’s commercial deliveries. Despite strong backlog, the Apache helicopter program did not operate at full rate production during the third quarter of 2004 due in part to changes in the Boeing-approved manufacturing process. As a result, sales for the Apache helicopter program in the third quarter of 2004 were approximately $3.7 million lower than in the third quarter of 2003. The Apache helicopter program is currently back at full rate production. Sales in the third quarter of 2004 would have been approximately $7 million higher if the Apache helicopter program had been at full rate production throughout the quarter.

The Company’s mix of business in the third quarter of 2004 was approximately 56% military, 40% commercial and 4% space, compared to 67% military, 28% commercial and 5% space in the third quarter of 2003.

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ESTABLISHED IN 1849 • 23301 WILMINGTON AVENUE • CARSON CA 90745-6209

TEL (310) 513-7280 • FAX (310) 513-7279

Ducommun Incorporated Reports Earnings

For the Third Quarter Ended October 2, 2004

November 8, 2004

Gross profit, as a percentage of sales, decreased to 17.8% in the third quarter of 2004 from 22.3% in the third quarter of 2003. This decrease was primarily the result of a change in sales mix, the impact of spreading fixed overhead costs over a smaller sales volume and production inefficiencies during the third quarter of 2004.

Sales for the first nine months of 2004 were $167.5 million, compared to $167.7 million for the first nine months of 2003. Net income for the first nine months of 2004 was $9.3 million, or $0.91 per diluted share, compared to net income of $11.1 million, or $1.11 per diluted share, for the comparable period last year.

Sales for the first nine months of 2004 included $4.1 million in sales from the August 2003 acquisition of DBP Microwave, compared to $1.0 million in sales for the comparable period last year. The Company’s mix of business in the first nine months of 2004 was approximately 60% military, 36% commercial and 4% space, compared to 66% military, 30% commercial and 4% space in the first nine months of 2003.

Gross profit, as a percentage of sales, decreased to 20.2% in the first nine months of 2004 from 22.4% in the first nine months of 2003. This decrease was primarily the result of lower gross profit margins in the third quarter of 2004 as described above, and a provision of approximately $1.9 million established in the first quarter of 2004 for estimated cost overruns on certain new contracts at Ducommun AeroStructures.

Joseph C. Berenato, chairman and chief executive officer, commented, “As a result of our performance shortfall in the third quarter, we expect to see some continuing impact on our profitability in the fourth quarter. We are focusing our efforts to improve our operational processes and procedures with the goal of improving quality and lowering cost. We are driving our Lean efforts throughout the Company and are setting the stage for the introduction of Six Sigma across our Company in 2005. We have also hired several individuals over the past year who will strengthen our operations skill set, provide seasoned leadership in the implementation of Lean/Six Sigma initiatives and add significant strength to our sales and marketing capabilities. While the financial results for the quarter are disappointing, we are laying the foundation for higher profitability in future quarters.”

Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

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Ducommun Incorporated Reports Earnings

For the Third Quarter Ended October 2, 2004

November 8, 2004

A teleconference with the Company’s chairman and chief executive officer, Joseph C. Berenato will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 800-299-7089 (international 617-801-9714). The participant passcode is 53232410. Mr. Berenato will be speaking on behalf of the Company and anticipates the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by CCBN and can be accessed at Ducommun’s website at www.ducommun.com. Conference call replay will be available from the Company’s website at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended October 2, 2004 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

Ducommun Incorporated Reports Earnings

For the Third Quarter Ended October 2, 2004

November 8, 2004

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	For Three Months Ended		For Nine Months Ended
	October 2, 2004	October 4, 2003	October 2, 2004	October 4, 2003
Net Sales	$51,835,000	$56,404,000	$167,465,000	$167,656,000

Operating Costs and Expenses:
Cost of Goods Sold	42,599,000	43,820,000	133,674,000	130,130,000
Selling, General & Administrative Expenses	6,046,000	6,709,000	20,829,000	20,797,000

Total	48,645,000	50,529,000	154,503,000	150,927,000

Operating Income	3,190,000	5,875,000	12,962,000	16,729,000
Interest Expense	(27,000)	(142,000)	(241,000)	(707,000)
Income Tax Expense	(411,000)	(1,777,000)	(3,431,000)	(4,967,000)

Net Income	$2,752,000	$3,956,000	$9,290,000	$11,055,000

Earnings Per Share:
Basic Earnings Per Share	$0.28	$0.40	$0.93	$1.12
Diluted Earnings Per Share	$0.27	$0.40	$0.91	$1.11

Weighted Averaged Number of Common Shares Outstanding:
Basic	9,990,000	9,874,000	9,959,000	9,873,000
Diluted	10,173,000	9,988,000	10,164,000	9,926,000

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